Bay Banks of Virginia names Vance Spilman to its Trust and Wealth Management subsidiary, VCB Financial Group

RICHMOND, Va., Nov. 28, 2017 /PRNewswire/ -- Randal R. Greene, President and Chief Executive Officer of Bay Banks of Virginia, Inc. (OTCQB: BAYK), holding company of Virginia Commonwealth Bank and VCB Financial Group, announces that Vance Spilman has been elected to VCB Financial Group's Board of Directors.

"Vance's business and community leadership gives our recently formed VCB Financial Group, a Trust and Wealth Management organization, a competitive advantage in the regions we serve," stated Randal R. Greene. "His financial insight will also help drive the future growth and success of our organization."

Vance Spilman is Chief Executive Officer of Rainbow Station, Inc. and PRISM, LLC. LeafSpring Schools (f.k.a. "Rainbow Station") is one of the preeminent preschool and after school providers of accredited early education. This national chain consists of franchised and corporate locations and utilizes a large scale, campus based model including clinics for mildly ill children. Under Spilman's leadership, the goal is to continue the development of industry leading programs and curriculum while further enhancing growth potential and brand expansion.

Spilman has spent the majority of his career within the retail, real estate, financial, and multi-unit franchising industries and has built several dynamic and fast growth businesses. Previously, he was President of sweetFrog Enterprises, LLC, one of the nation's largest frozen yogurt franchisors. He led the growth initiatives that moved the company from a small chain to a national franchise consisting of approximately 370 stores nationwide. Prior to sweetFrog, he was the Chief Financial Officer of Monument Restaurants, the largest national Five Guy's Burgers and Fries franchisee. Under his financial leadership, the company purchased the development rights to 314 locations nationwide and raised $43 million of private equity capital to fund this expansion. Spilman oversaw the development and opening of over 70 locations.

Spilman also brings a wealth of experience in investment banking and financial services having held multiple management positions with companies such as NationsBank Capital Markets, First Union/Wheat First Securities, and Shockoe Capital, LLC (Managing Partner & Founder).

Spilman received his undergraduate (B.A.) and graduate (MBA, Darden School of Business) degrees from the University of Virginia.

"We are delighted to welcome Vance Spilman to our VCB Financial Group Board of Directors," said Eric F. Nost, President and Chief Executive Officer of VCB Financial Group. "Vance brings tremendous leadership and operational experience, having led and grown a number of successful businesses. Most importantly, he has a wealth of knowledge in investment banking and financial services. Our mission is to be the region's most valued economic engine for financial growth, and I'm delighted to have Vance's support."

About Bay Banks of Virginia
Bay Banks of Virginia, Inc., is the bank holding company for Virginia Commonwealth Bank and VCB Financial Group. Founded in the 1930s, Virginia Commonwealth Bank is headquartered in Richmond, Va. With 18 banking offices located throughout the Richmond market area; the Northern Neck region; the Tri-Cities area of Petersburg, Hopewell, and Colonial Heights; Middlesex County and Suffolk, the bank serves businesses, professionals and consumers with a wide variety of financial services, including retail and commercial banking, investment services, and mortgage banking. VCB Financial Group provides management services for personal and corporate trusts, including estate planning, estate settlement, and trust administration.

For further information, contact Randal R. Greene, President and Chief Executive Officer, at 844-404-9668 or inquiries@baybanks.com.